CERTIFICATE OF AMENDMENT OF
                       CERTIFICATE OF INCORPORATION OF
                               CALIPSO, INC.,
                           a Delaware corporation



     CALIPSO, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "General Corporation Law")

     DOES HEREBY CERTIFY:

     FIRST:   That  the name of this corporation is CALIPSO, INC.,  and  that this corporation was originally incorporated on May 31, 1994, pursuant to the General Corporation Law.

     SECOND: That on August 6, 2000, the Board of Directors duly adopted resolutions proposing to amend the Certificate of Incorporation of this corporation, declaring said amendment to be advisable and in the best interest of this corporation and its stockholders, and, by written consent in accordance with Section 228 of the General Corporation Law, the stockholders of this corporation consented to the resolutions setting forth the proposed amendment, which resolutions are as follows:

          RESOLVED, that the Certificate of Incorporation of this Corporation be amended by amending Paragraph Fourth to read as follows:

                              PARAGRAPH FOURTH

The total number of shares of capital stock which the Corporation shall have authority to issue is one hundred twenty million (120,000,000), of which (i) one hundred million (100,000,000) shares shall be designated "Common Stock" and shall have a par value of $.001 per share; and (ii) twenty million (20,000,000) shares shall be designated "Preferred Stock" and shall have a par value of $.001 per share. This corporation is authorized to issue two classes of shares to be designated, respectively, "Common Stock" and "Preferred Stock."

     THIRD:   The  foregoing amendment was approved by  the  holders  of  the requisite number of shares of said corporation in accordance with Section 228 of the General Corporation Law.

     FOURTH:   That said amendments were duly adopted on August  6,  2000  in accordance with the provisions of Section 242 of the General Corporation Law.

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     IN  WITNESS  WHEREOF, this Certificate of Amendment  of  Certificate  of
Incorporation has been signed by the President of this corporation as of August 17, 2000.


                              By:/s/ Robert Ransom
                                Robert Ransom, President